Exhibit 99.1

8233 Baumgart Road Evansville, Indiana 47725 www.shoecarnival.com (812) 867-4034	Contact Mark L. Lemond President and Chief Executive Officer or W. Kerry Jackson Executive Vice President, Chief Financial Officer and Treasurer
FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS OCTOBER SALES

        Evansville, Indiana, November 4, 2004 - Shoe Carnival, Inc. (Nasdaq:  SCVL), a leading retailer of value-priced footwear and accessories, today reported sales for the four-week period ended October 30, 2004, increased 6.3 percent to $40.0 million from sales of $37.7 million for the four-week period ended November 1, 2003. Comparable store sales increased 1.0 percent in October 2004.

        Sales for the 13-week third quarter increased 6.8 percent to $162.7 million from sales of $152.4 million for the 13-week quarter ended November 1, 2003. Comparable store sales increased 0.4 percent for the 13-week period.

        Sales for the first nine months of 2004 increased 5.3 percent to $446.3 million from sales of $423.7 million for the first nine months of 2003. Comparable store sales decreased 1.5 percent for the 39-week period.

        The Company also announced the opening of an additional store during the month in Greenwood Village, CO (Denver Market). During the third quarter, the Company opened six stores and closed one.

        To hear the telephone replay of Shoe Carnival, Inc.'s pre-recorded October sales message, please dial 888-203-1112 followed by conference call I.D. number 611339 beginning today at 7:30 a.m. Eastern time. The telephone replay will be available for one week.

        Third quarter earnings results will be announced by the Company on November 16, 2004.

        Shoe Carnival is a chain of 255 footwear stores located in the Midwest, South and Southeast. Combining value pricing with an entertaining store format, Shoe Carnival is a leading retailer of name brand and private label footwear for the entire family. Headquartered in Evansville, IN, Shoe Carnival trades on the Nasdaq Stock Market under the symbol SCVL. Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

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